Letter to Shareholders 4Q23 Gina Sullivan & Michael Blake Columbus, OH Exhibit 99.2

Harriet Caruso & Stephen Myers Sold: Phoenix, Arizona | Bought: Grand Island, Nebraska 2 You made our life easy. I believe in humanity again because you kept your word, and you don’t see that today! – Harriet Caruso When Stephen Myers was offered his dream job last summer in school administration, he and his wife Harriet needed to relocate quickly from Arizona to Nebraska before the new school year started. This was a tall order: they needed to pack up and sell their home of 30 years and find a new one 1,200 miles away. As Harriet began browsing homes for sale in Grand Island, she was paired with a Zillow agent to help her with their search. During the process, the Zillow agent informed them about Opendoor’s sell direct offering, which would allow them to bypass the traditional process of listing, staging, and scheduling open houses and showings. Best of all, they would be able to close on their timeline, which was crucial given their tight timeframe to relocate. While Harriet was unfamiliar with this “new way to sell,” she contacted Opendoor directly to inquire about an offer. Less than 24 hours later, Harriet received her initial offer and was pleasantly surprised by the prompt response from the Opendoor team. Harriet and Stephen put confidence in the process and decided to accept the Opendoor offer, allowing them to shift their focus to closing on their new home in Nebraska and coordinating a long-distance move. What impressed Harriet most about her experience with Opendoor was the customer service. In her words, “everything that they [Opendoor] said would happen did happen. Everybody followed through.” With peace of mind knowing that their home in Arizona was taken care of, Harriet and Stephen set out for Nebraska and officially closed on their new home two days later. Harriet said this gave her the ability to “leave the state with a clear mind” and “begin my new life.”

3 Reflecting on the Past Year… This past year was one of focus, execution, and results. We managed risk, operated with discipline, and drove efficiencies across our platform to position the business for a future of sustained, profitable growth. We navigated a dynamic market, headlined by record low home sales as high interest rates caused buyers to face affordability concerns and the mortgage rate lock-in effect left sellers on the sidelines. Despite this backdrop, we stayed focused on controlling what we could control, and we made meaningful progress. As the market showed signs of stabilization, we reduced our spreads and increased acquisitions sequentially each quarter, tripling our market share, adjusted for our buybox, from 1Q23 to 4Q23. Our new book1 of homes generated a Contribution Margin of 8.3% in 2023, exceeding our annual target of 5% to 7%. We improved tooling, technology, and processes that made our platform more efficient and nimble, leading to an approximately 30% reduction in Adjusted Operating Expenses from 4Q22 to 4Q23. The progress we made in 2023 can be seen in our fourth quarter results, where we outperformed guidance on all metrics: ● Purchased 3,683 homes, an increase of 17% quarter-over-quarter and above our prior expectations of approximately 1,000 homes per month. ● Sold 2,364 homes and generated $870 million of revenue, a decrease of 11% quarter-over-quarter and above our guidance range of $800 million to $850 million. ● Delivered Gross Profit of $72 million, representing an 8.3% Gross Margin. Contribution Profit was $30 million, representing a 3.4% Contribution Margin, ahead of our implied Contribution Margin guidance range of 1.9% to 2.9%. ● Recognized Net Loss of $(91) million and Adjusted Net Loss of $(97) million. Adjusted EBITDA Loss was $(69) million, ahead of our guidance range of $(105) million to $(95) million, driven by Contribution Margin outperformance and ongoing cost discipline. 4Q23 Revenue $870 million 4Q23 Acquisitions 3,683 4Q23 Contribution Margin 3.4% Note: Adjusted Operating Expenses, Contribution Profit, Contribution Margin, Adjusted Net Loss, and Adjusted EBITDA are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” following the financial tables below for further details and a reconciliation of such non-GAAP measures to their nearest comparable GAAP measures. 1. New book includes those homes we made offers on in July of 2022 and after.

4 …and the Opportunity Ahead 3Q23 Sequential Growth in Acquisitions 17% We enter 2024 with the same operating principles – focus, execution, and results. We are managing the business to drive growth in a sustainable fashion, acting on the lessons learned from prior years. We benefit from a healthy book of inventory, and the work we did in 2023 positions us to accelerate acquisitions while delivering on our target annual Contribution Margin range of 5% to 7%. We expect to make significant progress toward our goal of returning to positive Adjusted Net Income; however, as we sit here today, we don’t anticipate reaching the acquisition and resale volumes necessary to reach positive Adjusted Net Income for a quarter in 2024. Our framework to reach this goal at $10 billion steady-state annual revenue remains intact, and we are confident in our ability to continue on the path to profitable growth. Last month marked Opendoor’s 10th anniversary. Ten years ago, selling your home in minutes with a few taps online was just an idea. With the world around us becoming more and more on-demand and digital, we saw the traditional home transaction as one of the last major pain points for consumers in our rapidly changing economy. Over the years, we have put our ideas into action. We built the largest e-commerce platform for residential real estate. The certainty of an Opendoor cash offer has resonated with over 250,000 customers, and sellers have given us an average Net Promoter Score of nearly 80 over the last three years. We expanded to 50 markets nationwide. We navigated a global pandemic and a once-in-forty-year interest rate shock. We partnered with some of the largest industry participants – including Zillow, Redfin, Realtor.com, Lennar, Pulte, eXp Realty, and thousands of real estate agents – who find value in providing our product to their customers. And we are committed to creating a destination where all sellers start their journey regardless of how they want to transact, whether that’s providing sellers with our cash offer, helping them list on the MLS, or connecting them directly with buyers. We’ve done all of this while delighting customers, building a more resilient business, and catalyzing change in U.S. housing. Our accomplishments would not have come without countless dedicated team members and the support of our shareholders. Today, we stand alone in not only what we offer, but also the scale at which we are able to do so. And we’re just getting started.

5 Business Highlights Watch the ads and live Halftime Showing here. We have proven over the last decade that our differentiated cash offer attracts sellers to our platform. We currently have well north of a million registered sellers, or customers who have requested an offer from us but have not yet sold their homes. This growing base of users represents a powerful future opportunity to re-engage with potential sellers. Increasing Advertising Spend In 2023, we reduced our advertising spend to $75 million from $200 million in 2022, a decline of over 60%, as higher spreads made paid marketing less efficient. We shifted our spend to more efficient channels and brand media strategies, which preserved our aided brand awareness and increased consideration – the percentage of sellers who would consider using Opendoor – by 13%. We believe that ramping advertising in 2024 will allow us to grow our base of registered sellers and stay top of mind through re-engagement. Additionally, we remain focused on optimizing the efficiency of advertising spend through creative marketing, improvements in brand awareness, and cost-saving initiatives. An example of spending creatively was our regional Super Bowl campaign that showcased it’s so easy to sell to Opendoor, you can do it during halftime. The campaign was teased nationally to gain cache and culminated with a livestream of a homeowner completing a virtual assessment during halftime and subsequently receiving a cash offer, which aired during the third quarter in Atlanta. Expanding Partnership Channels Acquisitions from our partnership channels continued to increase during the fourth quarter, up 35% sequentially and up over 140% since 1Q23, and we expect these channels to be a volume tailwind in 2024. Our exclusive partnership with Zillow is now live in 45 markets, up from two markets just a year ago. In October, we announced a national exclusive partnership with eXp Realty, the largest independent real estate company in the world. And in 4Q23, we extended our national exclusive partnership with Redfin for cash offers. These partnerships have enabled us to become the cash offer solution for the residential real estate market, enhancing the selling experience of our partners’ platforms, while providing us with a source of acquisitions with an attractive fixed cost: a true win-win. Super Bowl Campaign

Driving Higher Conversion through Lower Spreads Our spreads are an important lever in managing seller conversion on our platform. Spreads are also an essential risk mitigation tool, giving us the flexibility we need to navigate different macroeconomic conditions. At the beginning of 2023, we operated with elevated spreads given home price uncertainty. As the year progressed, we observed home price stability, which, combined with cost savings and pricing accuracy improvements, enabled us to reduce spreads. Spread reductions increased conversion, which in turn resulted in higher home acquisitions each quarter, including reaching the highest level of acquisitions in 4Q23 since 3Q22. 6 Business Highlights

Financial Highlights

We exceeded the high end of our outlook for revenue, Contribution Margin, and Adjusted EBITDA in the fourth quarter. As we enter 2024, we are focused on rescaling our volumes, generating positive unit economics, and operating with strong cost discipline, all while providing a magical customer experience.

4Q23 Revenue

$870 million



$2,857
$3,120
$1,976
$980
$870
4Q22
1Q23
2Q23
3Q23
4Q23

4Q23 Homes Acquired

3,683



3,427
1,747
2,680
3,136
3,683
4Q22
1Q23
2Q23
3Q23
4Q23

GROWTH

In the fourth quarter, we delivered $870 million of revenue, above the high end of our guidance range of $800 million to $850 million, representing 2,364 homes sold. Revenue was down 11% sequentially, as expected, due to typical seasonal declines in volumes. Revenue for the full year was $6.9 billion, down 55% versus 2022. As a reminder, beginning in 2Q22, we proactively widened acquisition spreads and reduced marketing spend amidst a once-in-forty-year macro shift to manage our risk and inventory health, resulting in lower acquisitions, and in-turn, lower resale volumes in 2023. Overall, we sold 18,708 homes in 2023, down 52% versus 2022. We continued to make progress on selling through our old book[2] of inventory and now have less than 75 of these homes not in resale contract as of year end. As such, this will be the last quarter we break out the impact of the old book on our financial results.

On the acquisition side, we purchased 3,683 homes in the fourth quarter, up 17% versus 3Q23, marking the highest level of homes acquired in the year. Notably, our acquisitions in the quarter were up 7% versus 4Q22 despite average new listings being down 7% within our buybox. Throughout the year, reductions in our cost structure and improvements in pricing accuracy were partially passed through to customers via spread reductions and also allowed us to increase our target annual Contribution Margin range by 100 bps to 5% to 7%. With more attractive spreads, we saw increases in conversion and acquisition volumes, which led to market share growth on an acquisition basis for every month in 2023. For the full year, we acquired 11,246 homes, down 68% versus 2022.

2. Old book includes those homes we made offers on in June of 2022 and prior.

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Financial Highlights

UNIT ECONOMICS

	4Q23			FY2023
(Dollars in millions)	Old Book	New Book	Total	Total
Homes Sold in Period	130	2,234	2,364	18,708
Revenue	$52	$818	$870	$6,946
Gross Profit / Margin	$2 / 3.8%	$70 / 8.6%	$72 / 8.3%	$487 / 7.0%
Adj. Gross (Loss) Profit / Margin	$(9) / (17.3)%	$75 / 9.2%	$66 / 7.6%	$55 / 0.8%
Contribution (Loss) Profit / Margin	$(12) / (23.1)%	$42 / 5.1%	$30 / 3.4%	$(258) / (3.7)%

GAAP Gross Profit was $72 million in 4Q23, versus $96 million in 3Q23 and $71 million in 4Q22. Adjusted Gross Profit (Loss), which aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the home is sold, was $66 million in 4Q23, versus $84 million in 3Q23 and $(92) million in 4Q22. For the full year, GAAP Gross Profit was $487 million, versus $667 million in 2022. Adjusted Gross Profit was $55 million for the year, versus $1,086 million in 2022, reflecting the losses we realized as we sold through the old book of homes in 2023.

Contribution Profit (Loss), which accounts for the direct selling and holding costs incurred on the homes sold during the quarter, was $30 million in the fourth quarter, versus $43 million in 3Q23 and $(207) million in 4Q22. Contribution Margin of 3.4% came in above our implied guidance range of 1.9% to 2.9%, and compares to 4.4% in 3Q23 and (7.2)% in 4Q22. As expected, Contribution Margin declined sequentially for two reasons. First, in response to slowing market-level sell-through rates, we implemented home-level price drops to maintain inventory clearance targets. Second, sales on the tail homes from the old book continued to be a drag on overall performance, delivering $(12) million of Contribution Loss in 4Q23. Year-over-year margin trends reflect the reversion to a healthier book of inventory and resale mix.

4Q23 Contribution Margin

3.4%

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Financial Highlights

For the full year, Contribution Loss was $(258) million with a Contribution Margin of (3.7)%, driven by the sales of homes acquired prior to the housing reset. Notably, the Contribution Margin on our new book of homes was 8.3%, demonstrating the success of our more recent acquisition cohorts. Given the vast majority of our resales will be from these homes next year, we expect to return to our 5% to 7% target annual Contribution Margin in 2024.

2023 New Book Contribution Margin

8.3%

NET LOSS AND ADJUSTED EBITDA

(Dollars in millions)	4Q23	4Q22	FY2023	FY2022
GAAP Net Loss	$(91)	$(399)	$(275)	$(1,353)
Adjusted Net Loss	$(97)	$(467)	$(778)	$(574)
Adjusted EBITDA	$(69)	$(351)	$(627)	$(168)
Adjusted EBITDA Margin	(7.9)%	(12.3)%	(9.0)%	(1.1)%
GAAP Operating Expenses	$(187)	$(342)	$(873)	$(1,598)
Adjusted Operating Expenses	$(99)	$(144)	$(369)	$(693)

GAAP Net Loss was $(91) million in 4Q23 versus $(106) million in 3Q23 and $(399) million in 4Q22. Adjusted Net Loss was $(97) million in 4Q23 versus $(75) million in 3Q23 and $(467) million in 4Q22. For the full year, GAAP Net Loss was $(275) million versus $(1,353) million in 2022. Adjusted Net Loss was $(778) million versus $(574) million in 2022. As a reminder, Adjusted Net Loss aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded. In 2023, we burdened Adjusted Net Loss and Adjusted EBITDA with $455 million in inventory valuation adjustments, over 99% of which was related to our old book homes. These adjustments, which were recorded prior to 2023, were applied to Adjusted Net Loss and Adjusted EBITDA as we sold through the homes and were the primary difference between the GAAP Net Loss and Adjusted Net Loss metrics for 4Q22, 2022, and 2023. Over the course of the year, as we've made progress in selling through our longer-dated homes, our inventory valuation adjustments as a percentage of inventory have reduced significantly in size, and we expect these adjustments to remain at normalized levels going forward.

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Financial Highlights

In addition, Adjusted EBITDA and Adjusted Net Loss excludes $216 million of gains included in GAAP Net Loss related to purchases of a portion of our convertible notes at a discount to par.

As a reminder, in the second half of 2022, we reduced marketing spend, excess operational capacity, and fixed costs. However, we continued to make investments in areas necessary to rescale acquisition volumes in 2024, including technology and tooling to improve the efficiency of our operations. Adjusted Operating Expenses, which we define as the delta between Contribution Profit (Loss) and Adjusted EBITDA, were $99 million in 4Q23, up from $92 million in 3Q23 and down from $144 million in 4Q22. This sequential increase was expected as we continued to rebuild inventory in the fourth quarter, and compares to our guidance of $120 million. For the full year, Adjusted Operating Expenses were $369 million, down 47% from $693 million in 2022, demonstrating the cost actions taken across the business.

Adjusted EBITDA was $(69) million in 4Q23, ahead of the high end of our guidance range, compared to $(49) million in 3Q23 and $(351) million in 4Q22. This outperformance was driven by the beat in our Contribution Profit and Adjusted Operating Expenses metrics. For the full year, Adjusted EBITDA was $(627) million, compared to $(168) million in 2022.

4Q23 Adj. Operating Expenses

$99 million



$144
$100
$78
$92
$99
4Q22
1Q23
2Q23
3Q23
4Q23

INVENTORY

	As of December 31, 2023		
(Dollars in millions)	Old Book	New Book	Total
Real Estate Inventory	$44	$1,758	$1,802
Inventory Valuation Adjustments	$(10)	$(17)	$(27)
Real Estate Inventory, Net	$34	$1,741	$1,775
Inventory Valuation Adjustments as a % of Inventory	22.7%	1.0%	1.5%

We ended the year with 5,326 homes, representing $1.8 billion in net inventory, which was up 35% from 3Q23 and down 60% from 4Q22. As we have continued to sell down our aged inventory and

10

11 3. Other category is largely comprised of stock-based compensation expense capitalized for internally developed software, depreciation and amortization, and equity securities fair value adjustment. Financial Highlights 4Q23 Total Capital $1.3 billion 4Q23 Cash, Cash Equivalents, and Marketable Securities $1.1 billion increase acquisitions, less than 2% of the net inventory balance as of year end is from the old book, which is down from 6% at the end of 3Q23. Additionally, as of the end of the year, we were in contract to purchase 2,114 homes, up 27% versus 3Q23 and up 109% versus 4Q22. As of December 31, 2023, 18% of our homes had been listed on the market for more than 120 days versus 21% for the broader market as adjusted for our buybox. We have seen a significant improvement in this metric from December 31, 2022, when 55% of our portfolio had been listed on the market for more than 120 days, given our success in selling through our old book of longer-dated inventory. OTHER BALANCE SHEET ITEMS We ended the year with $1.3 billion in capital, which includes $1.1 billion in unrestricted cash and marketable securities and $161 million of equity invested in homes and related assets, net of inventory valuation adjustments. This compares to $1.5 billion in capital as of the end of 3Q23, which included $1.2 billion in unrestricted cash and marketable securities and $182 million of equity invested in homes and related assets, net of inventory valuation adjustments. The decrease in capital is primarily driven by the use of $90 million in unrestricted cash to repurchase $129 million of our outstanding 2026 convertible notes at a substantial discount during the quarter, reducing future debt obligations. As shown below, total shareholders’ equity decreased by $53 million in the quarter to $967 million as of December 31, 2023. 4Q23 Homes Under Contract to Purchase at Quarter End 2,114 1,390 1,011 1,137 2,114 1,661 4Q22 1Q23 2Q23 3Q23 4Q23

12 Financial Highlights 1Q24 Revenue Guidance $1.05 to $1.1 billion 1Q24 Contribution Profit4 Guidance $40 to $50 million 1Q24 Adjusted EBITDA4 Guidance $(80) to $(70) million 4. Opendoor has not provided a quantitative reconciliation of forecasted Contribution Profit (Loss) to forecasted GAAP Gross Profit (Loss) nor a reconciliation of forecasted Adjusted EBITDA to forecasted GAAP Net Income (Loss) within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment, holding costs, and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP Gross Profit (Loss) and Net Income (Loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. For more information regarding the non-GAAP financial measures discussed in this shareholder letter, please see “Use of Non-GAAP Financial Measures” following the financial tables below. At quarter-end, we had $8.1 billion in non-recourse, asset-backed borrowing capacity, comprising $3.8 billion of senior revolving credit facilities and $4.3 billion of senior and mezzanine term debt facilities, of which total committed borrowing capacity was $2.8 billion. HOUSING MACRO Last year, we navigated the impact of a once-in-forty-year move in interest rates, from a low of approximately 3% in 2022 to a high of nearly 8% in 2023. These dynamics resulted in hesitation by both buyers and sellers, with overall home sales declining nearly 20% year-over-year and reaching their lowest level since 1995. As we look ahead, the real-time metrics we track are continuing to show constrained supply and demand, which is resulting in home price stability. Several macroeconomic indicators have been trending favorably, including a healthy U.S. labor market and moderating inflation. However, given continued interest rate volatility, we remain focused on preserving flexibility in setting spreads to operate against a range of macroeconomic outcomes in 2024 to balance overall growth, margin, and risk. GUIDANCE We expect the following results for the first quarter of 2024: ● Revenue is expected to be between $1.05 billion and $1.1 billion ● Contribution Profit4 is expected to be between $40 million and $50 million ● Adjusted EBITDA4 is expected to be between $(80) million to $(70) million ● Stock-based compensation expense is expected to be approximately $35 million

13 Financial Highlights We remain focused on re-scaling the business in a sustainable fashion. Looking ahead, we expect to benefit from advertising, partnerships, and spread tailwinds, coupled with improved overall Contribution Margin, while navigating ongoing macro uncertainty. Our framework to achieve positive Adjusted Net Income has not changed: we believe we will reach this goal at a steady-state annual revenue of $10 billion, or approximately 2,200 acquisitions and resales per month at the higher end of our target annual Contribution Margin range of 5% to 7%. We expect to significantly reduce Adjusted Net Losses this year as we meaningfully ramp acquisitions year-over-year within our target annual Contribution Margin range, while leveraging our fixed costs. However, as we sit here today, we don’t anticipate reaching the acquisition and resale volumes needed to reach positive Adjusted Net Income for a quarter in 2024. Finally, we expect monthly home acquisitions to accelerate through the first quarter, inline with typical seasonality, with home acquisitions expected to be up over 100% year-over-year in 1Q24. Additionally, we expect to see an increase in contract volume late in the quarter, which would translate into a sequential increase in home acquisitions in 2Q24. CONCLUSION We have been steadfast in our vision over the last decade: to be the place where all sellers come to start their selling journey. Everything we build is in service of creating a magical, seamless end-to-end seller experience that meets sellers where they are and firmly establishes us as the clear market leader in a simple, certain sale. Our products, technology, and operations will enable us to reinvent one of life’s most important transactions and allow customers to transact with confidence and control – all at the tap of a button.

14Raleigh-Durham, NC Carrie Wheeler, CEO Christy Schwartz, Interim CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on February 15, 2024 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. February 15, 2024 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ Opendoor/ OpendoorHQ Company / Opendoor-com investor.opendoor.com

16 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of Section 27A the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including, without limitation, statements regarding: current and future health and stability of the real estate housing market and general economy; volatility of mortgage interest rates and expectations regarding the future shifts in behavior by consumers and partners; the health and status of our financial condition and whether we will be able to rescale our business in 2024; anticipated future results of operations or financial performance, including our 2024 outlook and our ability to achieve Adjusted Net Income breakeven and other long-term performance targets; priorities of the Company to achieve future financial and business goals; our ability to continue to effectively navigate the markets in which we operate; anticipated future and ongoing impacts and benefits of acquisitions, advertising, partnership channel expansions, product innovations and other business decisions; health of our balance sheet to weather ongoing market transitions; our ability to adopt an effective approach to manage economic and industry risk, as well as inventory health; our expectations with respect to the future success of our partnerships and our ability to drive significant growth in sales volumes through such partnerships; business strategy and plans, including any plans to expand into additional markets, market opportunity and expansion and objectives of management for future operations, including statements regarding the benefits and timing of the roll out of new markets, products or technology; and the expected diversification of funding sources. Forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “vision”, “will”, or “would”, any negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. The factors that could cause or contribute to actual future events to differ materially from the forward-looking statements in this shareholder letter include but are not limited to: the current and future health and stability of the economy, financial conditions and the residential housing market, including any extended downturns or slowdowns; changes in general economic and financial conditions (including federal monetary policy, interest rates, inflation, actual or anticipated recession, home price fluctuations, and housing inventory) that may reduce demand for our products and services, lower our profitability or reduce our access to future financings; our real estate assets and increased competition in the U.S. residential real estate industry; our ability to operate and grow our core business products, including the ability to obtain sufficient financing and resell purchased homes; investment of resources to pursue strategies and develop new products and services that may not prove effective or that are not attractive to customers and real estate partners or that do not allow us to compete successfully; our ability to acquire and resell homes profitably; our ability to grow market share in our existing markets or any new markets we may enter; our ability to manage our growth effectively; our ability to expeditiously sell and appropriately price our inventory; our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth; our ability to maintain and enhance our products and brand, and to attract customers; our ability to manage, develop and refine our technology platform, including our automated pricing and valuation technology; ability to comply with multiple listing service rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; our ability to obtain or maintain licenses and permits to support our current and future business operations; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; our success in retaining or recruiting, or changes required in, our officers, key employees and/or directors; any future impact of pandemics or epidemics, including any future resurgences of COVID-19 and its variants, or other public health crises on our ability to operate, demand for our products and services, or other general economic conditions; the impact of the regulatory environment within our industry and complexities with compliance related to such environment; changes in laws or government regulation affecting our business; and the impact of pending or any future litigation or regulatory actions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on or about February 15, 2024, as updated by our periodic reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward- looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward- looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 17 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit (Loss), Contribution Profit (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted Operating Expenses, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit (Loss) and Contribution Profit (Loss) To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit (Loss) and Contribution Profit (Loss), which are non-GAAP financial measures. We believe that Adjusted Gross Profit (Loss) and Contribution Profit (Loss) are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit (Loss) provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Adjusted Gross Profit (Loss) and Contribution Profit (Loss) are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 18 Definitions

Adjusted Gross Profit (Loss) / Margin We calculate Adjusted Gross Profit (Loss) as gross profit (loss) under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit (Loss) helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit (Loss) / Margin We calculate Contribution Profit (Loss) as Adjusted Gross Profit (Loss), minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit (Loss) helps management assess inflows and outflows directly associated with a specific resale cohort. 19 Definitions

20 Adjusted Net Loss and Adjusted EBITDA / Margin We also present Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-recurring, non-cash, not directly related to our revenue-generating operations, not aligned to related revenue, or not reflective of ongoing operating results that vary in frequency and amount. Adjusted Net Loss and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net income (loss). We calculate Adjusted Net Loss as GAAP net income (loss) adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, and intangibles amortization expense. It excludes expenses that are not directly related to our revenue-generating operations such as restructuring and legal contingency accruals. It excludes (gain) loss on extinguishment of debt as these expenses or gains were incurred as a result of decisions made by management to repay portions of our outstanding credit facilities and the 0.25% convertible senior notes due in 2026 (the "2026 Notes") early; these expenses are not reflective of ongoing operating results and vary in frequency and amount. It also excludes non- recurring goodwill impairment. Adjusted Net Loss also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non- GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Loss does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue. Definitions

21 Adjusted Operating Expense We also present Adjusted Operating Expense, which is a non-GAAP financial measure that bridges the difference between Contribution Profit and Adjusted EBITDA. We believe this measure provides investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to contribution profit and certain charges that are non-recurring, non-cash, or not directly related to our revenue-generating operations are removed. Adjusted Operating Expense is a supplemental measure of our operating expenditures and has important limitations. For example, this measure excludes the impact of certain costs required to be recorded under GAAP. This measure removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to contribution margin. This measure could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of this measure to the most directly comparable GAAP financial measure, which is operating expenses. We calculate Adjusted Operating Expense as GAAP operating expense adjusted to exclude direct selling costs and holding costs included in determining Contribution Profit. It excludes non-recurring goodwill impairment. The measure also excludes non-cash expenses of stock-based compensation, depreciation and amortization, and intangibles amortization. It also excludes expenses that are not directly related to our revenue-generating operations such as restructuring charges and legal contingency accruals. Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, Adjusted Technology and Development We also present Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, and Adjusted Technology and Development, which are non-GAAP financial measures that provide investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to contribution profit and certain charges that are non-cash are removed. These supplemental measures of our operating expenditures have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. Specifically, Adjusted Sales, Marketing and Operations removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to contribution margin. These measures could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which are Sales, marketing and operations expense, General and administrative expense and Technology and development expense. We calculate Adjusted Sales, Marketing and Operations as GAAP sales, marketing and operations expenses to exclude direct selling costs and holding costs included in determining Contribution Profit. This measure also excludes non-cash expenses of stock-based compensation and depreciation and amortization associated with sales, marketing and operations assets. We calculate Adjusted General and administrative as GAAP general and administrative expenses to exclude non-cash expenses of stock-based compensation, depreciation and amortization of intangibles amortization associated with general and administrative assets. It also excludes expenses that are not directly related to our revenue-generating operations such as legal contingency accruals. We calculate Technology and Development as GAAP technology and development expenses to exclude non-cash expenses of stock-based compensation, depreciation and amortization associated with technology and development assets. Definitions

OPENDOOR TECHNOLOGIES INC.
FINANCIAL HIGHLIGHTS AND OPERATING METRICS
(In millions, except percentages, homes sold, number of markets, homes purchased, and homes in inventory)
(Unaudited)

	Three Months Ended					Year Ended December 31,	
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	2023	2022
Revenue	$ 870	$ 980	$ 1,976	$ 3,120	$ 2,857	$ 6,946	$15,567
Gross profit	$ 72	$ 96	$ 149	$ 170	$ 71	$ 487	$ 667
Gross Margin	8.3 %	9.8 %	7.5 %	5.4 %	2.5 %	7.0 %	4.3 %
Net (loss) income	$ (91)	$ (106)	$ 23	$ (101)	$ (399)	$ (275)	$(1,353)
Number of markets (at period end)	50	53	53	53	53	50	53
Homes sold	2,364	2,687	5,383	8,274	7,512	18,708	39,183
Homes purchased	3,683	3,136	2,680	1,747	3,427	11,246	34,962
Homes in inventory (at period end)	5,326	4,007	3,558	6,261	12,788	5,326	12,788
Inventory (at period end)	$ 1,775	$ 1,311	$ 1,149	$ 2,118	$ 4,460	$ 1,775	$ 4,460
Percentage of homes "on the market" for greater than 120 days (at period end)	18 %	12 %	24 %	59 %	55 %	18 %	55 %
Non-GAAP Financial Highlights [1]							
Contribution Profit (Loss)	$ 30	$ 43	$ (90)	$ (241)	$ (207)	$ (258)	$ 525
Contribution Margin	3.4 %	4.4 %	(4.6)%	(7.7)%	(7.2)%	(3.7)%	3.4 %
Adjusted EBITDA	$ (69)	$ (49)	$ (168)	$ (341)	$ (351)	$ (627)	$ (168)
Adjusted EBITDA Margin	(7.9)%	(5.0)%	(8.5)%	(10.9)%	(12.3)%	(9.0)%	(1.1)%
Adjusted Net Loss	$ (97)	$ (75)	$ (197)	$ (409)	$ (467)	$ (778)	$ (574)

[1] See "—Use of Non-GAAP Financial Measures" for further details and a reconciliation of such non-GAAP measures to their nearest comparable GAAP measures.

22

OPENDOOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are presented in thousands, and per share amounts)
(Unaudited)

	Three Months Ended					Year Ended December 31,	
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	2023	2022
REVENUE	$ 870	$ 980	$ 1,976	$ 3,120	$ 2,857	$ 6,946	$ 15,567
COST OF REVENUE	798	884	1,827	2,950	2,786	6,459	14,900
GROSS PROFIT	72	96	149	170	71	487	667
OPERATING EXPENSES:							
Sales, marketing and operations	89	85	124	188	194	486	1,006
General and administrative	48	48	44	66	23	206	346
Technology and development	46	42	39	40	48	167	169
Goodwill impairment	—	—	—	—	60	—	60
Restructuring	4	—	10	—	17	14	17
Total operating expenses	187	175	217	294	342	873	1,598
LOSS FROM OPERATIONS	(115)	(79)	(68)	(124)	(271)	(386)	(931)
GAIN (LOSS) ON EXTINGUISHMENT OF DEBT	34	—	104	78	(25)	216	(25)
INTEREST EXPENSE	(37)	(47)	(53)	(74)	(113)	(211)	(385)
OTHER INCOME (LOSS) – Net	27	20	41	19	10	107	(10)
(LOSS) INCOME BEFORE INCOME TAXES	(91)	(106)	24	(101)	(399)	(274)	(1,351)
INCOME TAX EXPENSE	—	—	(1)	—	—	(1)	(2)
NET (LOSS) INCOME	$ (91)	$ (106)	$ 23	$ (101)	$ (399)	$ (275)	$ (1,353)
Net (loss) income per share attributable to common shareholders:							
Basic	$ (0.14)	$ (0.16)	$ 0.04	$ (0.16)	$ (0.63)	$ (0.42)	$ (2.16)
Diluted	$ (0.14)	$ (0.16)	$ 0.03	$ (0.16)	$ (0.63)	$ (0.42)	$ (2.16)
Weighted-average shares outstanding:							
Basic	672,662	662,149	646,062	641,916	634,595	657,111	627,105
Diluted	672,662	662,149	667,159	641,916	634,595	657,111	627,105

23

24 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) December 31, 2023 December 31, 2022 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 999 $ 1,137 Restricted cash 541 654 Marketable securities 69 144 Escrow receivable 9 30 Real estate inventory, net 1,775 4,460 Other current assets ($0 and $1 carried at fair value) 52 41 Total current assets 3,445 6,466 PROPERTY AND EQUIPMENT – Net 66 58 RIGHT OF USE ASSETS 25 41 GOODWILL 4 4 INTANGIBLES – Net 5 12 OTHER ASSETS 22 27 TOTAL ASSETS $ 3,567 $ 6,608 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 64 $ 110 Non-recourse asset-backed debt - current portion — 1,376 Interest payable 1 12 Lease liabilities - current portion 5 7 Total current liabilities 70 1,505 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 2,134 3,020 CONVERTIBLE SENIOR NOTES 376 959 LEASE LIABILITIES – Net of current portion 19 38 OTHER LIABILITIES 1 — Total liabilities 2,600 5,522 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 677,636,163 and 637,387,025 shares issued, respectively; 677,636,163 and 637,387,025 shares — — Additional paid-in capital 4,301 4,148 Accumulated deficit (3,333) (3,058) Accumulated other comprehensive loss (1) (4) Total shareholders’ equity 967 1,086 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 3,567 $ 6,608

25 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Year Ended December 31, 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (275) $ (1,353) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash provided by operating activities: Depreciation and amortization  65 83 Amortization of right of use asset 7 7 Stock-based compensation 126 171 Inventory valuation adjustment 65 737 Goodwill impairment — 60 Change in fair value of equity securities 1 35 Other 13 (1) Origination of mortgage loans held for sale — (118) Proceeds from sale and principal collections of mortgage loans held for sale 1 128 (Gain) loss on extinguishment of debt (216) 25 Changes in operating assets and liabilities: Escrow receivable 21 54 Real estate inventory 2,613 896 Other assets (19) 37 Accounts payable and other accrued liabilities (38) (25) Interest payable (10) 2 Lease liabilities (10) (8) Net cash provided by operating activities 2,344 730 CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (37) (37) Purchase of marketable securities — (28) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 80 328 Purchase of non-marketable equity securities — (25) Proceeds from sale of non-marketable equity securities 1 3 Capital returns of non-marketable equity securities — 3 Acquisitions, net of cash acquired — (10) Net cash provided by investing activities 44 234 CASH FLOWS FROM FINANCING ACTIVITIES: Repurchase of convertible senior notes (362) — Proceeds from exercise of stock options 3 4 Proceeds from issuance of common stock for ESPP 2 2 Proceeds from non-recourse asset-backed debt 238 10,108 Principal payments on non-recourse asset-backed debt (2,515) (11,822) Proceeds from other secured borrowings — 114 Principal payments on other secured borrowings — (121) Payment of loan origination fees and debt issuance costs (1) (26) Payment for early extinguishment of debt (4) (10) Net cash used in financing activities (2,639) (1,751) NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH (251) (787) CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 1,791 2,578 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 1,540 $ 1,791 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 203 $ 355 DISCLOSURES OF NONCASH ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 23 $ 16 RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 999 $ 1,137 Restricted cash 541 654 Cash, cash equivalents, and restricted cash $ 1,540 $ 1,791

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT (LOSS) AND CONTRIBUTION PROFIT (LOSS) TO OUR GROSS PROFIT (LOSS)
(Unaudited)

	Three Months Ended					Year Ended December 31,	
(in millions, except percentages and homes sold, or as noted)	**December 31, 2023**	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**	**December 31, 2022**	**2023**	**2022**
Revenue (GAAP)	**$ 870**	**$ 980**	**$ 1,976**	**$ 3,120**	**$ 2,857**	**$ 6,946**	**$ 15,567**
Gross profit (GAAP)	**$ 72**	**$ 96**	**$ 149**	**$ 170**	**$ 71**	**$ 487**	**$ 667**
Gross Margin	8.3 %	9.8 %	7.5 %	5.4 %	2.5 %	7.0 %	4.3 %
Adjustments:							
Inventory valuation adjustment – Current Period[1][2]	11	17	14	23	73	23	458
Inventory valuation adjustment – Prior Periods[1][3]	(17)	(29)	(156)	(295)	(236)	(455)	(39)
Adjusted Gross Profit (Loss)	**$ 66**	**$ 84**	**$ 7**	**$ (102)**	**$ (92)**	**$ 55**	**$ 1,086**
Adjusted Gross Margin	7.6 %	8.6 %	0.4 %	(3.3)%	(3.2)%	0.8 %	7.0 %
Adjustments:							
Direct selling costs[4]	(26)	(28)	(58)	(85)	(78)	(197)	(414)
Holding costs on sales – Current Period[5][6]	(3)	(4)	(6)	(13)	(10)	(50)	(109)
Holding costs on sales – Prior Periods[5][7]	(7)	(9)	(33)	(41)	(27)	(66)	(38)
Contribution Profit (Loss)	**$ 30**	**$ 43**	**$ (90)**	**$ (241)**	**$ (207)**	**$ (258)**	**$ 525**
Homes sold in period	2,364	2,687	5,383	8,274	7,512	18,708	39,183
Contribution Profit (Loss) per Home Sold (in thousands)	**$ 13**	**$ 16**	**$ (17)**	**$ (29)**	**$ (28)**	**$ (14)**	**$ 13**
Contribution Margin	3.4 %	4.4 %	(4.6)%	(7.7)%	(7.2)%	(3.7)%	3.4 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

26

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET LOSS AND ADJUSTED EBITDA TO OUR NET (LOSS) INCOME
(Unaudited)

	Three Months Ended					Year Ended December 31,	
(in millions, except percentages)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	2023	2022
Revenue (GAAP)	**$ 870**	**$ 980**	**$ 1,976**	**$ 3,120**	**$ 2,857**	**$ 6,946**	**$ 15,567**
Net (loss) income (GAAP)	**$ (91)**	**$ (106)**	**$ 23**	**$ (101)**	**$ (399)**	**$ (275)**	**$ (1,353)**
Adjustments:							
Stock-based compensation	32	31	21	42	(7)	126	171
Equity securities fair value adjustment[1]	(3)	11	(6)	(1)	(1)	1	35
Intangibles amortization expense[2]	2	2	1	2	2	7	9
Inventory valuation adjustment – Current Period[3][4]	11	17	14	23	73	23	458
Inventory valuation adjustment — Prior Periods[3][5]	(17)	(29)	(156)	(295)	(236)	(455)	(39)
Restructuring[6]	4	—	10	—	17	14	17
(Gain) loss on extinguishment of debt	(34)	—	(104)	(78)	25	(216)	25
Goodwill impairment	—	—	—	—	60	—	60
Legal contingency accrual and related expenses	—	—	—	—	1	—	46
Other[7]	(1)	(1)	—	(1)	(2)	(3)	(3)
Adjusted Net Loss	**$ (97)**	**$ (75)**	**$ (197)**	**$ (409)**	**$ (467)**	**$ (778)**	**$ (574)**
Adjustments:							
Depreciation and amortization, excluding amortization of intangibles	15	9	9	12	12	45	41
Property financing[8]	32	38	44	60	93	174	329
Other interest expense[9]	5	9	9	14	20	37	56
Interest income[10]	(24)	(30)	(34)	(18)	(9)	(106)	(22)
Income tax expense	—	—	1	—	—	1	2
Adjusted EBITDA	**$ (69)**	**$ (49)**	**$ (168)**	**$ (341)**	**$ (351)**	**$ (627)**	**$ (168)**
Adjusted EBITDA Margin	(7.9)%	(5.0)%	(8.5)%	(10.9)%	(12.3)%	(9.0)%	(1.1)%

(1) Represents the gains and losses on certain financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(4) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(6) Restructuring costs consist primarily of severance and employee termination benefits and bonuses.

(7) Includes primarily sublease income, income from equity method investments, and gain on lease termination.

(8) Includes interest expense on our non-recourse asset-backed debt facilities.

(9) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, interest expense related to the 2026 Notes outstanding, and interest expense on other secured borrowings.

(10) Consists mainly of interest earned on cash, cash equivalents, restricted cash, and marketable securities.

27

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS (LOSS) PROFIT AND CONTRIBUTION (LOSS) PROFIT TO OUR GROSS PROFIT BY COHORT
(Unaudited)

	Three Months Ended December 31, 2023			Twelve Months Ended December 31, 2023		
(in millions, except percentages)	Old Book: Q2 2022 Cohort and Prior [8]	New Book: Post Q2 2022 Cohort [8]	Total	Old Book: Q2 2022 Cohort and Prior [8]	New Book: Post Q2 2022 Cohort [8]	Total
Revenue (GAAP)	**$ 52**	**$ 818**	**$ 870**	**$ 3,773**	**$ 3,173**	**$ 6,946**
Cost of Revenue	50	748	798	3,659	2,800	6,459
Gross profit (GAAP)	**$ 2**	**$ 70**	**$ 72**	**$ 114**	**$ 373**	**$ 487**
Gross Margin	3.8 %	8.6 %	8.3 %	3.0 %	11.8 %	7.0 %
Adjustments:						
Inventory valuation adjustment – Current Period[1][2]	1	10	11	7	16	23
Inventory valuation adjustment – Prior Periods[1][3]	(12)	(5)	(17)	(451)	(4)	(455)
Adjusted Gross (Loss) Profit	**$ (9)**	**$ 75**	**$ 66**	**$ (330)**	**$ 385**	**$ 55**
Adjusted Gross Margin	(17.3)%	9.2 %	7.6 %	(8.7)%	12.1 %	0.8 %
Adjustments:						
Direct selling costs[4]	(1)	(25)	(26)	(104)	(93)	(197)
Holding costs on sales – Current Period[5][6]	—	(3)	(3)	(26)	(24)	(50)
Holding costs on sales – Prior Periods[5][7]	(2)	(5)	(7)	(60)	(6)	(66)
Contribution (Loss) Profit	**$ (12)**	**$ 42**	**$ 30**	**$ (520)**	**$ 262**	**$ (258)**
Contribution Margin	(23.1)%	5.1 %	3.4 %	(13.8)%	8.3 %	(3.7)%

[1] Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

[2] Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

[3] Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

[4] Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

[5] Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

[6] Represents holding costs incurred in the period presented on homes sold in the period presented.

[7] Represents holding costs incurred in prior periods on homes sold in the period presented.

[8] Old Book: Q2 2022 Cohort and Prior refers to offers prior to July 2022. New book: Post Q2 2022 Cohort includes offers made in July 2022 and after.

28

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED OPERATING EXPENSES
TO OUR OPERATING EXPENSES
(Unaudited)

	Three Months Ended				
(in millions, except percentages)	**December 31, 2023**	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**	**December 31, 2022**
OPERATING EXPENSES:					
Sales, marketing and operations	89	85	124	188	194
General and administrative	48	48	44	66	23
Technology and development	46	42	39	40	48
Goodwill Impairment	—	—	—	—	60
Restructuring	4	—	10	—	17
Total Operating Expenses (GAAP)	**$ 187**	**$ 175**	**$ 217**	**$ 294**	**$ 342**
Operating Expenses (GAAP)	**$ 187**	**$ 175**	**$ 217**	**$ 294**	**$ 342**
Adjustments:					
Direct Selling Costs[1]	(26)	(28)	(58)	(85)	(78)
Holding costs included in contribution profit[2]	(10)	(13)	(39)	(54)	(37)
Stock-based compensation	(32)	(31)	(21)	(42)	7
Intangibles amortization expense[3]	(2)	(2)	(1)	(2)	(2)
Restructuring	(4)	—	(10)	—	(17)
Goodwill impairment	—	—	—	—	(60)
Legal contingency accrual	—	—	—	—	(1)
Depreciation and amortization, excluding amortization of intangibles	(15)	(9)	(9)	(12)	(12)
Other	1	—	(1)	1	2
Total Adjusted Operating Expenses (Non-GAAP)	**$ 99**	**$ 92**	**$ 78**	**$ 100**	**$ 144**

[1] Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

[2] Represents holding costs incurred in the period presented on homes sold in the period presented as well as holding costs incurred in prior periods on homes sold in the period presented ("Resale Cohort Holding Costs.") Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations in the period in which they are incurred ("GAAP Holding Costs.")

[3] Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

29

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED SALES, MARKETING AND OPERATIONS; ADJUSTED GENERAL AND ADMINISTRATIVE; AND ADJUSTED TECHNOLOGY AND DEVELOPMENT EXPENSES TO THEIR CORRESPONDING GAAP MEASURES
(Unaudited)

	Three Months Ended				
(in millions)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Sales, marketing and operations (GAAP)[1]	$ 89	$ 85	$ 124	$ 188	$ 194
Direct Selling Costs[2]	(26)	(28)	(58)	(85)	(78)
Holding costs included in contribution profit[3][4]	(10)	(13)	(39)	(54)	(37)
Stock-based compensation	(4)	(4)	(4)	(4)	(4)
Intangibles amortization expense[5]	—	(1)	(1)	(1)	(2)
Depreciation and amortization, excluding amortization of intangibles	—	(1)	(2)	(2)	(2)
Adjusted Sales, Marketing and Operations (Non-GAAP)[6]	$ 49	$ 38	$ 20	$ 42	$ 71
General and administrative (GAAP)	$ 48	$ 48	$ 44	$ 66	$ 23
Stock-based compensation	(16)	(15)	(5)	(27)	23
Legal contingency accrual and related expenses	—	—	—	—	(1)
Depreciation and amortization, excluding amortization of intangibles	—	(1)	—	(1)	(1)
Other	1	—	(1)	1	2
Adjusted General and Administrative (Non-GAAP)[6]	$ 33	$ 32	$ 38	$ 39	$ 46
Technology and development (GAAP)	$ 46	$ 42	$ 39	$ 40	$ 48
Stock-based compensation	(12)	(12)	(12)	(11)	(12)
Intangibles amortization expense[5]	(2)	(1)	—	(1)	—
Depreciation and amortization, excluding amortization of intangibles	(15)	(7)	(7)	(9)	(9)
Adjusted Technology and Development (Non-GAAP)[6]	$ 17	$ 22	$ 20	$ 19	$ 27
Note: Advertising expenses[1]	$ 17	$ 16	$ 15	$ 27	$ 28

(1) Advertising expenses included in Sales, marketing and operations.

(2) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(3) Represents holding costs incurred in the period presented on homes sold in the period presented as well as holding costs incurred in prior periods on homes sold in the period presented ("Resale Cohort Holding Costs.") Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations in the period in which they are incurred ("GAAP Holding Costs.")

(4) The table below presents the timing difference within Adjusted Sales, marketing and operations related to holding costs. The amount of GAAP Holding Costs recognized during the period may be in excess of/ (less than) the amount of Resale Cohort Holding costs related to homes sold in the relevant period and included in Contribution Profit.

	Three Months Ended				
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total GAAP Holding Costs	$ 13	$ 12	$ 12	$ 28	$ 44
Holding costs on sales - Current Period	(3)	(4)	(6)	(13)	(10)
Holding costs on sales - Prior Periods	(7)	(9)	(33)	(41)	(27)
Less: Resale Cohort Holding Costs	(10)	(13)	(39)	(54)	(37)
GAAP Holding Costs in excess of / (less than) Resale Holding Costs included in Contribution Profit	$ 3	$ (1)	$ (27)	$ (26)	$ 7

(5) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(6) The sum of Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, and Adjusted Technology and Development expenses is equal to Total Adjusted Operated Expenses (Non-GAAP). Refer to the "Reconciliation of our Adjusted Operating Expenses to our Operating Expenses" table on Page 29.

30

Appendix 31

Appendix 1. MLS Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor’s markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox. Trailing 7-Day MLS Clearance Rate1 MLS Data Filtered to Opendoor Markets and Buybox Trailing 7-Day MLS Contracts MLS Data Filtered to Opendoor Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 32 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec

Trailing 7-Day MLS New Listings MLS Data Filtered to OD Markets and Buybox Appendix Trailing 7-Day MLS Active Listings MLS Data Filtered to OD Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 33

Appendix 30-Day Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 34